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                                                                    EXHIBIT 99.1


(HORIZON LOGO)


Contact: Cindy Pavy
Marketing Director
Phone: (219) 873-2692
Fax: (219) 873-2628
Date: February 25, 2005

FOR IMMEDIATE RELEASE


               HORIZON BANCORP AND ALLIANCE FINANCIAL CORPORATION
                            ANNOUNCE PLANS FOR MERGER


Michigan City, Indiana - Paul D. Oselka, Chairman and Chief Executive Officer of Alliance Financial Corporation and Craig M. Dwight, President and Chief Executive Officer of Horizon Bancorp (NASDAQ symbol: HBNC) today announced plans to merge their two companies. Horizon Bancorp ("Horizon"), the parent of Horizon Bank, National Association ("Horizon Bank"), and Alliance Financial Corporation ("Alliance"), parent of Alliance Banking Company ("Alliance Bank"), have signed a definitive agreement for Horizon to acquire Alliance through a statutory merger for approximately $11.7 million in cash. As part of the merger, Alliance Bank will be merged into Horizon Bank. The merger is subject to regulatory and Alliance shareholder approval, and the closing is anticipated to take place during the second or third quarter of 2005. Horizon expects the merger to be accretive to earnings in the first full year of combined operations.

At December 31, 2004, Horizon had consolidated assets of $913.8 million, deposits of $612.2 million, net loans of $560.7 million and shareholders' equity of $50.4 million. Horizon currently operates ten offices throughout Northern Indiana and two offices in St. Joseph, Michigan.

At December 31, 2004, Alliance had consolidated assets of $130.0 million, deposits of $113.0 million, net loans of $92.0 million and shareholders' equity of $7.9 million. Alliance currently operates three offices in Southwest Michigan in the towns of Harbert, New Buffalo and Three Oaks and one office located in Michigan City, Indiana.

When the merger is consummated, the combined companies will have approximately $1.04 billion in total assets and will operate under the Horizon name. Post closing Horizon Bank will be the primary operating entity.

"Alliance Bank was founded on a commitment to local, hometown banking. We're pleased to be merging with Horizon Bank which has a rich 132-year history as an independent bank and shares our hometown bank philosophy," commented Paul D. Oselka, Chairman and CEO for Alliance Bank. Mr. Oselka added, "We believe this will provide our customers with a wider variety of products and services."



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Pg 2 - Cont. Horizon and Alliance Merger

Horizon's President and CEO, Craig M. Dwight said, "We are extremely pleased to have the opportunity to expand our Michigan market presence through this merger with Alliance Bank. The merger is a natural fit. It fills the geographical gap we now experience between our offices in St. Joseph, Michigan and those in Northern Indiana." In addition, President Dwight added, "We are pleased that Hillary Bubb and Paul Oselka have agreed to serve on Horizon's Southwest Michigan Advisory Board and we look forward to their counsel for years to come."

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southern Michigan. Horizon offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


                                      # # #


HORIZON CONTACTS:
MEDIA RELATIONS
Cindy Pavy                                  219-873-2692
Vice President of Marketing
INVESTOR RELATIONS
Don Radde                                   269-982-3200
President of Southwest, Michigan

James Foglesong                             219-873-2608
Chief Financial Officer

Craig M. Dwight                             219-873-2725
Chief Executive Officer

ALLIANCE CONTACTS:
Joe Migely                                  269-469-2265
President

LeAnn Wagner                                269-469-7502
Vice President




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